News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS

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Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (November 19, 2009) – Books-A-Million, Inc. (NASDAQ:BAMM) (the “Company”) today announced financial results for the third quarter and 39-week period ended October 31, 2009. Net sales for the 13-week period ended October 31, 2009, decreased 0.6% to $110.9 million, from net sales of $111.5 million in the year-earlier period. Comparable store sales for the 2010 third quarter decreased 1.9% when compared with the 13-week period for the prior year. Net loss for the 2010 third quarter decreased to $1.6 million, or $0.10 per diluted share, compared with a net loss of $2.2 million, or $0.14 per diluted share, in the year-earlier period.

For the 39-week period ended October 31, 2009, net sales increased 0.2% to $351.5 million, from net sales of $350.7 million in the year-earlier period. Comparable store sales decreased 2.7% when compared with the same period in the prior year. For the 39-week period ended October 31, 2009, the Company reported net income of $1.9 million, or $0.12 per diluted share, compared with a net loss of $635,000, or $0.04 per diluted share, for the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief Executive Officer, said, “Comparable store sales for the third quarter improved over the second quarter trend. We saw stabilization in our core book business and continued growth in the bargain book and gift departments. Our balance sheet remains strong, and we are focused on maintaining fiscal discipline while preparing for the holiday season.”

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share. The quarterly dividend will be paid on December 17, 2009, to stockholders of record at the close of business on December 3, 2009.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 223 stores in 22 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

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BAMM Announces Third Quarter Results

November 19, 2009

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Oct. 31, 2009	Nov. 1, 2008	Oct. 31, 2009	Nov. 1, 2008
NET SALES (a)	$ 110,885	$ 111,520	$ 351,498	$ 350,691
Cost of sales (including warehouse, distribution and store occupancy costs)	82,079	81,876	251,293	251,148
GROSS PROFIT	28,806	29,644	100,205	99,543
Operating, selling and administrative expenses Depreciation and amortization	27,792 3,634	28,889 3,613	85,871 10,821	88,122 10,681
OPERATING INCOME / (LOSS) Interest expense (income), net	(2,620) 156	(2,858) 627	3,513 476	740 1,621
INCOME / (LOSS) BEFORE INCOME TAXES Income tax provision	(2,776) (1,135)	(3,485) (1,298)	3,037 1,112	(881) (246)
NET INCOME / (LOSS)	$ (1,641)	$ (2,187)	$ 1,925	$ (635)

NET INCOME / (LOSS) PER COMMON SHARE:
Basic: Net income / (loss)	$ (0.10)	$ (0.14)	$ 0.12	$ (0.04)
Weighted average shares outstanding	15,725	15,602	15,759	15,658
Diluted: Net income / (loss)	$ (0.10)	$ (0.14)	$ 0.12	$ (0.04)
Weighted average shares outstanding (b)	15,725	15,602	15,768	15,658

(a)

The results for 13-week and 39-week periods ended November 1, 2008, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-week and 39-week periods ended October 31, 2009.

(b)

On February 1, 2009, the Company adopted ASC 260-10-45 for calculating earnings per share when participating securities are present. The Company's unvested restricted stock awards pay dividends and therefore qualify as participating securities. The above information reflects the effect of this change as if the Company had adopted ASC 260-10-45 at the beginning of the earliest period presented, and the amounts for the period ended November 1, 2008, have been adjusted as required by ASC 260-10-45.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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